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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held Tuesday, April 28, 2009

Dear Fellow Stockholder:

Our 2009 annual meeting of stockholders will be held at 10:00 a.m. local time on Tuesday, April 28, 2009, in the Huntington Conference Room at the Molina Healthcare building located at One Golden Shore Drive, Long Beach, California, 90802, for the following purposes:

1.	To elect two Class I directors to hold office until the 2012 annual meeting.

2.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this notice. The board of directors has fixed the close of business on March 9, 2009 as the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting and at any continuation, adjournment, or postponement thereof.

This notice and the accompanying proxy statement are being mailed or transmitted on or about March 24, 2009 to the Company’s stockholders of record as of March 9, 2009.

Every stockholder vote is important. Please sign, date, and promptly return the enclosed proxy card in the enclosed envelope, or vote by telephone or Internet (instructions are on your proxy card), so that your shares will be represented whether or not you attend the annual meeting.

By order of the board of directors,

Joseph M. Molina, M.D.
Chairman of the Board, Chief Executive Officer,
and President

Long Beach, California
March 24, 2009

ANNUAL MEETING OF STOCKHOLDERS
To Be Held Tuesday, April 28, 2009

About the Annual Meeting

Who is soliciting my vote?

The board of directors of Molina Healthcare is soliciting your vote at the 2009 annual meeting of Molina Healthcare’s stockholders.

What will I be voting on?

The election of two Class I directors to hold office until 2012.

How many votes do I have?

You will have one vote for every share of Molina Healthcare common stock you owned on March 9, 2009, which was the record date.

How many votes can be cast by all stockholders?

26,790,118, consisting of one vote for each share of Molina Healthcare’s common stock that was outstanding on the record date. There is no cumulative voting.

How many votes must be present to hold the meeting?

A majority of the votes that can be cast, or 13,395,060 votes. We urge you to vote by proxy even if you plan to attend the annual meeting so that we will know as soon as possible whether enough votes will be present for us to hold the meeting.

How do I vote?

You can vote either in person at the annual meeting or by proxy whether or not you attend the annual meeting.

To vote by proxy, you must:

•	fill out the enclosed proxy card, date and sign it, and return it in the enclosed postage-paid envelope,

•	vote by telephone (instructions are on the proxy card), or

•	vote by Internet (instructions are on the proxy card).

To ensure that your vote is counted, please remember to submit your vote by April 27, 2009, the day before the annual meeting.

If you want to vote in person at the annual meeting and you hold your Molina Healthcare stock through a securities broker (that is, in street name), you must obtain a proxy from your broker and bring that proxy to the meeting.

Can I change my vote or revoke my proxy?

Yes. Just send in a new proxy card with a later date, or cast a new vote by telephone or Internet, or send a written notice of revocation to Molina Healthcare’s Corporate Secretary at 2277 Fair Oaks Boulevard, Suite 440, Sacramento, California 95825. If you attend the annual meeting and want to vote in person, you can request that your previously submitted proxy not be used.

What if I do not vote for the single proposal listed on my proxy card?

If you return a signed proxy card without indicating your vote, in accordance with the board’s recommendation, your shares will be voted for the two director nominees listed on the card.

How are my votes counted?

You may vote for a director, or withhold authority to vote for a director. Each nominee for director will be elected if the votes for the director exceed the votes withheld for the director.

How many votes are required to elect the two directors?

Each director will be elected by the vote of the majority of votes cast with respect to that director nominee. A majority of votes cast means that the number of votes cast for a nominee’s election must exceed the number of votes cast against such nominee’s election. Each nominee receiving more votes for his or her election than votes against his or her election will be elected.

Can my shares be voted if I do not return my proxy card and do not attend the annual meeting?

If you do not vote your shares held in street name, your broker can vote your shares on matters that the New York Stock Exchange (NYSE) has ruled discretionary. The election of directors is a discretionary item. NYSE member brokers that do not receive instructions from beneficial owners may vote your shares at their discretion.

If you do not vote the shares registered directly in your name, not in the name of a bank or broker, your shares will not be voted.

Could other matters be decided at the annual meeting?

We do not know of any other matters that will be considered at the annual meeting besides the election of the two director nominees. If any other matters arise at the annual meeting, the proxies will be voted at the discretion of the proxy holders.

What happens if the meeting is postponed or adjourned?

Your proxy will still be good and may be voted at the postponed or adjourned meeting. You will still be able to change or revoke your proxy until it is voted.

Do I need proof of stock ownership to attend the annual meeting?

Yes, you will need proof of ownership of Molina Healthcare stock to enter the meeting.

When you arrive at the annual meeting, you may be asked to present photo identification, such as a driver’s license. If you are a stockholder of record, you will be on the list of Molina Healthcare’s registered stockholders. If your shares are held in the name of a bank, broker, or other holder of record, a recent brokerage statement or letter from a bank or broker is an example of proof of ownership. In accordance with our discretion, we may admit you only if we are able to verify that you are a Molina Healthcare stockholder.

How can I access Molina Healthcare’s proxy materials and annual report electronically?

This proxy statement and the 2008 annual report are available on Molina Healthcare’s website at www.molinahealthcare.com. From the Molina home page, click on “About Molina,” then click on “Investors,” and then click on “2009 Annual Meeting Materials.”

Most stockholders can elect not to receive paper copies of future proxy statements and annual reports and can instead view those documents on the Internet. If you are a stockholder of record, you can choose this option and save Molina Healthcare the cost of producing and mailing these documents by following the instructions provided when you vote over the Internet. If you hold your Molina Healthcare stock through a bank, broker, or other holder of record, please refer to the information provided by that entity for instructions on how to elect not to receive paper copies of future proxy statements and annual reports. If you choose not to receive paper copies of future proxy statements and annual reports, you will receive an e-mail message next year containing the Internet address to use to access Molina Healthcare’s proxy statement and annual report. Your choice will remain in effect until you tell us otherwise.

Annual Report

If you received these materials by mail, you should have also received with them Molina Healthcare’s annual report to stockholders for 2008. The 2008 annual report is also available on Molina Healthcare’s website at www.molinahealthcare.com as described above. We urge you to read these documents carefully. In accordance with the rules of the Securities and Exchange Commission, or SEC, the Company’s performance graph appears on page 33 of our 2008 annual report on Form 10-K.

Corporate Governance

Molina Healthcare continually strives to maintain high standards of ethical conduct, to report its results with accuracy and transparency, and to maintain full compliance with the laws, rules, and regulations that govern Molina Healthcare’s business.

The current charters of the audit committee, corporate governance and nominating committee, and compensation committee, as well as Molina Healthcare’s Corporate Governance Guidelines and Code of Business Conduct and Ethics, are available in the “Investors” section of Molina Healthcare’s website, www.molinahealthcare.com, under the link for “Corporate Governance.” Molina Healthcare stockholders may obtain printed copies of these documents free of charge by writing to Molina Healthcare, Inc., Juan Jose Orellana, Vice President of Investor Relations, 200 Oceangate, Suite 100, Long Beach, California 90802.

Corporate Governance and Nominating Committee

The corporate governance and nominating committee’s mandate is to review and shape corporate governance policies and identify qualified individuals for nomination to the board of directors. All of the members of the committee meet the independence standards contained in the NYSE corporate governance rules and Molina Healthcare’s Corporate Governance Guidelines.

Molina Healthcare has designated the chair of the board’s corporate governance and nominating committee — Ronna E. Romney — as its lead director. The lead director presides at executive sessions of the independent directors, serves as a liaison between the chairman and the independent directors, approves information sent to the board, approves meeting agendas for the board, and approves meeting schedules to ensure that there is sufficient time for discussion of all agenda items.

The committee considers all qualified candidates identified by members of the committee, by other members of the board of directors, by senior management, and by stockholders. Stockholders who would like to propose a director candidate for consideration by the committee may do so by submitting the candidate’s name, résumé, and biographical information to the attention of the Corporate Secretary as described below under “Submission of Future Stockholder Proposals.” All proposals for nominations received by the Corporate Secretary will be presented to the committee for its consideration.

The committee reviews each candidate’s biographical information and assesses each candidate’s independence, skills, and expertise based on a variety of factors, including breadth of experience reflecting that the candidate will be able to make a meaningful contribution to the board’s discussion of and decision-making regarding the array of complex issues facing the Company; understanding of the Company’s business environment; the possession of expertise that would complement the attributes of our existing directors; whether the candidate will appropriately balance the legitimate interests and concerns of all stockholders and other stakeholders in reaching decisions rather than advancing the interests of a particular constituency; and whether the candidate will be able to devote sufficient time and energy to the performance of his or her duties as a director. Application of these factors involves the exercise of judgment by the board.

Based on its assessment of each candidate’s independence, skills, and qualifications, the committee will make recommendations regarding potential director candidates to the board.

The committee follows the same process and uses the same criteria for evaluating candidates proposed by stockholders, members of the board of directors, and members of senior management.

For the 2009 annual meeting, we did not receive notice of any director nominations from our stockholders. The committee is continuing its consideration and evaluation of candidates to fill the existing vacancy in Class I of the board.

Corporate Governance Guidelines

Molina Healthcare’s Corporate Governance Guidelines embody many of our practices, policies, and procedures, which are the foundation of our commitment to sound corporate governance practices. The Guidelines are reviewed annually and revised as necessary. The Guidelines outline the responsibilities, operations, qualifications, and composition of the board. Our goal is that a majority of the members of the board be independent.

The Guidelines require that all members of the Company’s three standing committees be independent. Committee members are appointed by the board upon recommendation of the corporate governance and nominating committee. Committee membership and chairs are rotated from time to time in accordance with the board’s judgment. The board and each committee have the power to hire and fire independent legal, financial, or other advisors, as they may deem necessary.

Meetings of the non-management directors are held as part of every regularly scheduled board meeting and are presided over by the lead independent director.

Directors are expected to prepare for, attend, and participate in all board meetings, meetings of the committees on which they serve, and the annual meeting of stockholders. All of the directors then in office attended Molina Healthcare’s 2008 annual meeting.

The corporate governance and nominating committee conducts an annual review of board performance, and an annual review of individual director performance. In addition, each committee conducts its own self-evaluation. The results of these evaluations are reported to the board.

Directors have full and free access to senior management and other employees of Molina Healthcare. New directors are provided with an orientation program to familiarize them with Molina Healthcare’s business, and its legal, compliance, and regulatory profile. Molina Healthcare provides educational sessions on a variety of topics which all members of the board are expected to attend. These sessions are designed to allow directors to develop a deeper understanding of relevant health care, governmental, and business issues facing the Company.

The board reviews the compensation committee’s report on the performance of Dr. Molina, the Company’s current chief executive officer, and of John Molina, the Company’s current chief financial officer, in order to ensure that they are providing effective leadership for Molina Healthcare. The board also works with the compensation committee to evaluate potential successors to the chief executive officer and the chief financial officer.

Director Independence

The board of directors has determined that, except for Messrs. J. Mario Molina and John C. Molina, each of the directors of the Company, including each of the nominees identified in this proxy statement, has no material relationship with the Company and is otherwise “independent” in accordance with the applicable listing requirements of the NYSE. In making that determination, the board of directors considered all relevant facts and circumstances, including the director’s commercial, consulting, legal, accounting, charitable, and familial relationships. The board of directors applied the following standards, which provide that a director will not be considered independent if he or she:

•	Is, or has an immediate family member who is, currently an employee of the Company;

•	Has been, or has an immediate family member who has been, an employee of the Company within the past five years;

•	Has received, or has an immediate family member who has received, within the past five years more than $120,000 during any twelve month period in direct compensation from the Company (other than fees for director’s services);

•	Has been affiliated with or employed by, or has an immediate family member who is affiliated with or employed in a professional capacity by, a present or former internal or external auditor of the Company during the past five years;

•	Has been employed, or has an immediate family member who is employed, as an executive officer of another Company where any of the Company’s present executives currently serve or served on the other Company’s compensation committee during any of the past five years; or

•	Has been employed by, or has an immediate family member who is an executive officer of, another Company that makes payments to or receives payments from the Company for property or services in an amount which exceeds the greater of $1,000,000 or 2% of such other company’s consolidated gross annual revenues during any of the past five years.

Related Party Transactions

The board has adopted a policy regarding the review, approval, and monitoring of transactions involving Molina Healthcare and related persons (directors and executive officers or their immediate family members). Such related persons are required to promptly and fully disclose to the Company’s general counsel all financial, social, ethical, personal, legal, or other potential conflicts of interest involving the Company. The general counsel shall confer as necessary with the lead independent director and/or with the Company’s corporate governance and nominating committee regarding the facts of the matter and the appropriate resolution of any conflict of interest situation in the best interests of the Company, including potential removal of the related person from a position of decision-making or operational authority with respect to the conflict situation, or other more significant steps depending upon the nature of the conflict.

We have an equity investment in a medical service provider that provides certain vision services to our members. We account for this investment under the equity method of accounting because we have an ownership interest in the investee that provides us with significant influence over operating and financial policies of the investee. As of December 31, 2008 and 2007, our carrying amount for this investment totaled $3.6 million and $3.5 million, respectively. During 2007, we paid this provider a $0.9 million network access fee that was fully amortized as of June 30, 2008. During 2008, we advanced this provider $1.3 million, of which $417,000 remained outstanding as of December 31, 2008. We expect to collect this outstanding advance in the first quarter of 2009. For the years ended December 31, 2008, 2007 and 2006, we paid $15.4 million, $10.9 million, and $7.9 million, respectively, for medical service fees to this provider.

We are a party to a fee-for-service agreement with Pacific Hospital of Long Beach (“Pacific Hospital”). Pacific Hospital is owned by Abrazos Healthcare, Inc., the shares of which are held as community property by the husband of Dr. Martha Bernadett, our Executive Vice President, Research and Development and the sister of J. Mario Molina and John C. Molina. Amounts paid under the terms of this fee-for-service agreement were

$242,000, $157,000 and $357,000 for the years ended December 31, 2008, 2007 and 2006, respectively. We also have a capitation arrangement with Pacific Hospital, where we pay a fixed monthly fee based on member type. We paid Pacific Hospital for capitation services totaling approximately $3.8 million, $4.8 million, and $1.7 million for the years ended December 31, 2008, 2007 and 2006, respectively. We believe that both arrangements with Pacific Hospital are based on prevailing market rates for similar services. Also as of December 31, 2008, we had an advance outstanding to Pacific Hospital totaling $23,000, which will offset capitation payments in 2009.

Compensation Committee Interlocks

The persons listed on page 14 were the only members of the compensation committee during 2008. No member of the compensation committee was a part of a “compensation committee interlock” during fiscal year 2008 as described under SEC rules. In addition, none of our executive officers served as a director or member of the compensation committee of another entity that would constitute a “compensation committee interlock.” No member of the compensation committee had any material interest in a transaction with Molina Healthcare. Except for Dr. J. Mario Molina and Mr. John C. Molina, no director is a current or former employee of Molina Healthcare or any of its subsidiaries.

Code of Business Conduct and Ethics

The board has adopted a Code of Business Conduct and Ethics governing all employees of Molina Healthcare and its subsidiaries. A copy of the Code of Business Conduct and Ethics is available on our website at www.molinahealthcare.com. From the Molina home page, click on “About Molina,” then click on “Investors,” and then click on “Corporate Governance.” There were no waivers of our Code of Business Conduct and Ethics during 2008. We intend to disclose amendments to, or waivers of, our Code of Business Conduct and Ethics, if any, on our website.

Compliance Hotline

Molina Healthcare encourages employees to raise possible ethical issues. Molina Healthcare offers several channels by which employees and others may report ethical concerns or incidents, including, without limitation, concerns about accounting, internal controls, or auditing matters. We provide a Compliance Hotline that is available 24 hours a day, seven days a week. Individuals may choose to remain anonymous. We prohibit retaliatory action against any individual for raising legitimate concerns or questions regarding ethical matters, or for reporting suspected violations.

Communications with the Board

Stockholders or other interested parties who wish to communicate with a member or members of the board of directors, including the lead independent director or the non-management directors as a group, may do so by addressing their correspondence to the individual board member or board members, c/o the Molina Healthcare Corporate Secretary, Molina Healthcare, Inc., 2277 Fair Oaks Boulevard, Suite 440, Sacramento, California 95825. The board of directors has approved a process pursuant to which the Corporate Secretary shall review and forward correspondence to the appropriate director or group of directors for response.

PROPOSAL NO. 1 — ELECTION OF TWO CLASS I DIRECTORS

Our nine-member board of directors is divided into three classes — Class  I, Class II, and Class III — with each class having three board seats. The terms of the Class I directors expire at the 2009 annual meeting, while the terms of the Class II directors expire at the 2010 annual meeting, and the terms of the Class III directors expire at the 2011 annual meeting. There is currently a vacant board seat in Class I of the board of directors.

The current Class I directors are Dr. Frank E. Murray and John P. Szabo, Jr. The directors to be elected as Class I directors at the 2009 annual meeting will serve until the 2012 annual meeting. All directors serve until the expiration of their respective terms and until their respective successors are elected and qualified or until such director’s earlier resignation, removal from office, death, or incapacity. Each nominee receiving more votes for his or her election than votes against his or her election will be elected.

The board of directors, upon recommendation of the corporate governance and nominating committee, has nominated the two incumbent Class I directors — Dr. Frank E. Murray and John P. Szabo, Jr. — for election as Class I directors at the 2009 annual meeting. Proxies can only be voted for the two named nominees.

In the event any nominee is unable or declines to serve as a director at the time of the meeting, the proxies will be voted for any nominee who may be designated by the board of directors to fill the vacancy. As of the date of this proxy statement, the board of directors is not aware of any nominee who is unable or will decline to serve as a director.

DIRECTOR NOMINEES

Name and Age at Record Date	Position, Principal Occupation, and Business Experience

Frank E. Murray, M.D., 78	Retired Private Medical Practitioner

	•	Served as Molina Healthcare director since June 2004 (Class I director)
	•	Has over forty years of experience in the health care industry, including significant experience as a private practitioner in internal medicine
	•	Previously served on the boards of directors of the Kaiser Foundation Health Plans of Kansas City, of Texas, and of North Carolina, and served for 12 years as medical director and chairman of Southern California Permanente Medical Group
	•	Served on the boards of directors of both the Group Health Association of America and the National Committee for Quality Assurance (NCQA)
	•	Retired as medical practitioner in 1995

John P. Szabo, Jr., 44	Private Investor

	•	Served as Molina Healthcare director since March 2004 (Class I director)
	•	In January 2007, founded Flint Ridge Capital LLC, an investment advisory company
	•	Has over twelve years experience as an equity research analyst, including working from 2000 to 2004 as a sell-side analyst at CIBC World Markets following healthcare services stocks, and from 1993 to 2000 as a buy-side analyst following numerous sectors
	•	Prior to career as equity analyst, spent six years in global corporate finance, primarily as an officer of The Mitsubishi Bank
	•	Earned a B.S.B.A., majoring in Finance and International Business, from Bowling Green State University

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION OF EACH THE TWO NOMINEES LISTED ABOVE.

DIRECTORS WHOSE TERMS ARE NOT EXPIRING

Name and Age at Record Date	Position, Principal Occupation, and Business Experience

Charles Z. Fedak, 57	Founder, Charles Z. Fedak & Co., CPAs

	•	Molina Healthcare director since 2002 (Class II director)
	•	Certified public accountant since 1975
	•	Founded Charles Z. Fedak & Co., Certified Public Accountants, in 1981
	•	Employed by KPMG from 1975 to 1980
	•	Holds MBA degree
	•	Molina Healthcare audit committee financial expert

John C. Molina, 44	Chief Financial Officer, Molina Healthcare

	•	Molina Healthcare director since 1994 (Class II director)
	•	Executive vice president, financial affairs, since 1995, treasurer since 2002, and chief financial officer since 2003
	•	Past president of the California Association of Primary Care Case Management Plans
	•	J.D. from the University of Southern California School of Law
	•	Brother of J. Mario Molina, M.D., Molina Healthcare’s chief executive officer, and of M. Martha Bernadett, M.D., Molina Healthcare’s executive vice president — research and development

J. Mario Molina, M.D., 50	President and Chief Executive Officer, Molina Healthcare

	•	Served as president and chief executive officer of Molina Healthcare since succeeding his father and Company founder, Dr. C. David Molina, in 1996
	•	Served as chairman of the board since 1996 (Class III director)
	•	Served as medical director of Molina Healthcare from 1991 through 1994 and was vice president responsible for provider contracting and relations, member services, marketing and quality assurance from 1994 to 1996
	•	Earned an M.D. from the University of Southern California and performed medical internship and residency at the Johns Hopkins Hospital
	•	Brother of John C. Molina, Molina Healthcare’s chief financial officer, and M. Martha Bernadett, M.D., Molina Healthcare’s executive vice president — research and development

Steven J. Orlando, 57	Founder, Orlando Company

	•	Served as Molina Healthcare director since November 2004 (Class III director)
	•	Has over 30 years of business and corporate finance experience
	•	From 1988 to 1994 and from 2000 to the present, has operated his own financial management and business consulting practice, Orlando Company
	•	From 1997 to 2000, served as the chief financial officer of System Integrators, Inc., an international software company
	•	Served on multiple corporate boards, including service as chairman of the audit committee for Pacific Crest Capital, Inc., a Nasdaq-listed corporation
	•	Certified public accountant

Name and Age at Record Date	Position, Principal Occupation, and Business Experience

Ronna E. Romney, 65	Director, Park-Ohio Holding Corporation

	•	Served as Molina Healthcare director since 1999 (Class III director)
	•	Director of Molina Healthcare of Michigan from 1999 to 2004
	•	Since 1999 to present, served as director for Park-Ohio Holding Corporation, a publicly-traded logistics company
	•	Candidate for the United States Senate in 1996
	•	From 1989 to 1993, served as Chairperson of the President’s Commission on White House Fellowships
	•	From 1984 to 1992, served as the Republican National Committeewoman for the state of Michigan

	•	From 1982 to 1985, served as Commissioner of the President’s National Advisory Council on Adult Education

Sally K. Richardson, 76	Executive Director, Institute for Health Policy Research

	•	Molina Healthcare director since 2003 (Class II director)
	•	Since 1999, served as the Executive Director of the Institute for Health Policy Research and as Associate Vice President for the Health Sciences Center of West Virginia University
	•	From 1997 to 1999, served as the Director of the Center for Medicaid and State Operations, Health Care Financing Administration, U.S. Department of Health and Human Services
	•	In 1993, served as a member of the White House Health Care Reform Task Force
	•	Currently serves on the National Advisory Committee on Rural Health, U.S. Department of Health and Human Resources, and the Policy Council, National Office of March of Dimes

Meetings of the Board of Directors and Committees

During 2008, the board of directors met nine times, the audit committee met seven times, the corporate governance and nominating committee met four times, and the compensation committee met six times. Each director attended at least 75% of the total number of meetings of the board and board committees of which he or she was a member in 2008, and each director attended the 2008 annual meeting of stockholders held on May 15, 2008.

Meetings of Non-Management Directors

Molina Healthcare’s non-management directors meet in executive session without any management directors in attendance each time the full board convenes for a regularly scheduled in-person board meeting, which is usually four times each year, and, if the board convenes a special meeting, the non-management directors may meet in executive session if the circumstances warrant. The lead independent director presides at each executive session of the non-management directors.

Committees of the Board of Directors

The three standing committees of the board of directors are: (i) the audit committee; (ii) the corporate governance and nominating committee; and (iii) the compensation committee.

The audit committee performs a number of functions, including: (i) reviewing the adequacy of the Company’s internal system of accounting controls, (ii) meeting with the independent accountants and management to review and discuss various matters pertaining to the audit, including the Company’s financial statements, the report of the independent accountants on the results, scope, and terms of their work, and the recommendations of the independent accountants concerning the financial practices, controls, procedures, and policies employed by the

Company, (iii) resolving disagreements between management and the independent accountants regarding financial reporting, (iv) reviewing the financial statements of the Company, (v) selecting, evaluating, and, when appropriate, replacing the independent accountants, (vi) reviewing and approving fees to be paid to the independent accountants, (vii) reviewing and approving related-party transactions, (viii) reviewing and approving all permitted non-audit services to be performed by the independent accountants, (ix) establishing procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters and the confidential, anonymous submission by the Company’s employees of concerns regarding questionable accounting or auditing matters, (x) considering other appropriate matters regarding the financial affairs of the Company, and (xi) fulfilling the other responsibilities set out in its charter, as adopted by the board. The report of the audit committee required by the rules of the SEC is included in this proxy statement.

The audit committee consists of Mr. Fedak (Chair), Ms. Romney, Mr. Szabo, and Mr. Orlando. The board has determined that each of Mr. Fedak and Mr. Orlando qualify as an “audit committee financial expert” as defined by the SEC. In addition to being independent according to the board’s independence standards as set out in its Corporate Governance Guidelines, each member of the audit committee is independent within the meaning of the corporate governance rules of the NYSE. Each member of the audit committee is also financially literate. The audit committee charter is available for viewing in the “Investors” section of Molina Healthcare’s website, www.molinahealthcare.com, under the link, “Corporate Governance.”

The corporate governance and nominating committee is responsible for identifying individuals qualified to become board members and recommending to the board the director nominees for the next annual meeting of stockholders. It leads the board in its annual review of the board’s performance and recommends to the board director candidates for each committee for appointment by the board. The committee takes a leadership role in shaping corporate governance policies and practices, including recommending to the board the Corporate Governance Guidelines and monitoring Molina Healthcare’s compliance with these Guidelines. The committee is responsible for reviewing potential conflicts of interest involving directors, executive officers, or their immediate family members. The committee also reviews Molina Healthcare’s Code of Business Conduct and Ethics and other internal policies to monitor that the principles contained in the Code are being incorporated into Molina Healthcare’s culture and business practices.

The corporate governance and nominating committee currently consists of Ms. Romney (Chair), Ms. Richardson, and Dr. Murray, each of whom is “independent” under the NYSE listing standards and the Company’s Corporate Governance Guidelines. The corporate governance and nominating committee charter is available for viewing in the “Investors” section of Molina Healthcare’s website, www.molinahealthcare.com, under the link, “Corporate Governance.”

The compensation committee is responsible for determining the compensation for Dr. Molina, our chief executive officer, for John Molina, our chief financial officer, and also approves the compensation Dr. Molina recommends as chief executive officer for the other senior executive officers. The committee reviews and discusses with management the Compensation Discussion and Analysis, and, if appropriate, recommends to the board that the Compensation Discussion and Analysis be included in Molina Healthcare’s filings with the SEC. In addition, the committee administers Molina Healthcare’s 2002 Equity Incentive Plan. The committee also reviews Molina Healthcare’s succession planning and executive development activities, as well as the performance of senior management.

Each committee has the authority to retain special consultants or experts to advise the committee, as the committee may deem appropriate or necessary in its sole discretion. From time to time, the compensation committee has retained a compensation consultant to provide the committee with comparative data on executive compensation and advice on Molina Healthcare’s compensation programs for senior management.

The compensation committee currently consists of Mr. Szabo (Chair), Mr. Fedak, Ms. Richardson, Mr. Orlando, and Dr. Murray. The board has determined that in addition to being independent according to the board’s independence standards as set out in its Corporate Governance Guidelines, each of the members of the compensation committee is independent according to the corporate governance rules of the NYSE. In addition, each of the members of the committee is a “non-employee director,” as defined in Section 16 of the Securities Exchange Act of 1934, and is also an “outside director,” as defined by Section 162(m) of the Internal Revenue Code.

A copy of the compensation committee charter is available for viewing in the “Investors” section of Molina Healthcare’s website, www.molinahealthcare.com, under the link, “Corporate Governance.”

Non-Employee Director Compensation

The compensation committee makes recommendations to the board with respect to the compensation level of directors, and the board determines their compensation. The compensation committee annually reviews benchmarking assessments of director compensation at comparable companies in order to determine competitive levels of compensation to attract qualified candidates for board service. Following its 2008 review of director compensation paid at comparable companies, the compensation committee decided to make no change for 2009 to its existing policy regarding non-employee director compensation.

We pay each non-employee director an annual retainer of $35,000. We also pay an additional annual retainer of $7,500 to the chair of the audit committee, $5,000 to each audit committee member, and $2,500 to the chairs of each of the corporate governance and nominating committee and the compensation committee. We pay each non-employee director $1,200 for each board and committee meeting attended in person, except each audit committee member receives $2,400 for each audit committee meeting attended, and each member of the special committee also received $2,400 for each special committee meeting attended. Non-employee directors also receive $600 for participation in each telephonic board meeting. The members of the pricing committee received no compensation.

In order to link the financial interests of the non-employee directors to the interests of the stockholders, encourage support of the Company’s long-term goals, and align director compensation to the Company’s performance, each non-employee director also receives upon his or her initial election to the board of directors an option to purchase 10,000 shares of common stock, vesting in ratable one-third increments over three years, with an exercise price equal to the closing price of Molina Healthcare’s common stock as of the date of grant. In addition, each non-employee director is granted annually 5,000 shares of common stock, vesting in 1,250 share increments at the end of each fiscal quarter subsequent to the date of the annual stockholder meeting. The total value of this stock grant in 2008 was $130,400.

Directors who are employees of Molina Healthcare or its subsidiaries do not receive any compensation for their services as directors. In 2008, the directors who were employees were Dr. J. Mario Molina and John Molina.

Molina Healthcare also reimburses its board members for expenses incurred in attending board and committee meetings or performing other services for Molina Healthcare in their capacities as directors. Such expenses include food, lodging, and transportation.

NON-EMPLOYEE DIRECTOR COMPENSATION

	Fees Earned
	or Paid	Stock	Option	All Other
	in Cash	Awards	Awards	Compensation	Total
Name	($)	($)(a)	($)	($)	($)

Charles Z. Fedak	77,300	130,400	—	—	207,700
Frank E. Murray	52,600	130,400	—	—	183,000
Steven J. Orlando	69,800	130,400	—	—	200,200
Sally K. Richardson	52,600	130,400	—	—	183,000
Ronna E. Romney	81,100	130,400	—	—	211,500
John P. Szabo, Jr.	72,300	130,400	—	—	202,700

(a)	The amount reported in this column was calculated in accordance with SEC regulations based on income statement expense under SFAS 123(R) with respect to 5,000 shares of restricted stock granted on May 16, 2008.

Stock Ownership Guidelines

The board of directors of the Company believes that individual directors should own and hold a reasonable number of shares of common stock of the Company to further align the director’s interests and actions with those of the Company’s stockholders, and also to demonstrate confidence in the long-term prospects of the Company.

Directors of the Company are encouraged to own at least 3,000 shares of the Company’s common stock. Shares that satisfy these guidelines may be those owned directly, through a trust, or by a spouse or children, and shall include shares purchased on the open market, vested or unvested shares of restricted stock, or exercised and retained option shares. Each director of the Company satisfied these stock ownership guidelines as of December 31, 2008.

Executive Officers

Two of our directors, J. Mario Molina, M.D. and John C. Molina, J.D., and the following persons were our executive officers at December 31, 2008.

Mark L. Andrews, Esq., 50, has served as chief legal officer and general counsel since 1998. He also has served as a member of the executive committee since 1998. Before joining our Company, Mr. Andrews was a partner at Wilke, Fleury, Hoffelt, Gould & Birney of Sacramento, California, where he chaired that firm’s health care and employment law departments and represented Molina Healthcare as outside counsel from 1994 through 1997. Mr. Andrews holds a juris doctorate degree from Hastings College of the Law.

Terry P. Bayer, 57, has served as our chief operating officer since November 2005. She had formerly served as our executive vice president, health plan operations since January 2005. Ms. Bayer has 25 years of healthcare management experience, including staff model clinic administration, provider contracting, managed care operations, disease management, and home care. Prior to joining us, her professional experience included regional responsibility at FHP, Inc. and multi-state responsibility as regional vice-president at Maxicare; Partners National Health Plan, a joint venture of Aetna Life Insurance Company and Voluntary Hospital Association (VHA); and Lincoln National. She has also served as executive vice president of managed care at Matria Healthcare, president and chief operating officer of Praxis Clinical Services, and as Western Division President of AccentCare. She holds a juris doctorate from Stanford University, a master’s degree in public health from the University of California, Berkeley, and a bachelor’s degree in communications from Northwestern University.

James W. Howatt, 61, has served as our chief medical officer since May 2007. Dr. Howatt formerly served as the chief medical officer of Molina Healthcare of Washington. Prior to joining Molina Healthcare in February 2006, Dr. Howatt was western regional medical director for Humana, where he was responsible for the coordination and oversight of quality, utilization management, credentialing, and accreditation for Humana’s activities west of Kansas City. Previously, he was vice president and chief medical officer of Humana Arizona, where he was responsible for leading a variety of medical management functions and worked closely with the company’s sales division to develop customer-focused benefit structures. Dr. Howatt also served as chief medical officer for Humana TRICARE, where he oversaw a $2.5 billion health care operation that served three million beneficiaries and comprised a professional network of 40,000 providers, 800 institutions, and 13 medical directors. Dr. Howatt received B.S. and M.D. degrees from the University of California, San Francisco, and also holds a master of business administration degree with an emphasis in Health Management from the University of Phoenix. He interned and completed his residency program in family practice at Ventura County Hospital in Ventura, California. Dr. Howatt is a board-certified family physician and a member of the American College of Managed Care Medicine.

Executive officers are appointed annually by the board of directors, subject to the terms of their employment agreements.

Audit Committee Report

The following report of the audit committee shall not be deemed to be “soliciting material” or to be “filed” with the SEC nor shall this information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference into a filing.

The audit committee represents and assists the board in fulfilling its responsibilities for general oversight of the integrity of the Company’s financial statements, its compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence, the performance of the Company’s internal audit function and independent registered public accounting firm, and risk assessment and risk management. The audit committee manages the Company’s relationship with its independent registered public accounting firm (which reports directly to the audit committee). The audit committee has the authority to obtain advice and assistance from outside legal, accounting, or other advisors as the audit committee deems necessary to carry out its duties and receives appropriate funding, as determined by the audit committee, from the Company for such advice and assistance.

The Company’s management is primarily responsible for the Company’s internal control and financial reporting process. The Company’s independent registered public accounting firm, Ernst & Young LLP, is responsible for performing an independent audit of the Company’s consolidated financial statements and issuing opinions on the conformity of those audited financial statements with United States generally accepted accounting principles and the effectiveness of the Company’s internal control over financial reporting. The audit committee monitors the Company’s financial reporting process and reports to the board on its findings.

In this context, the audit committee hereby reports as follows:

1. The audit committee has reviewed and discussed the audited financial statements with the Company’s management.

2. The audit committee has discussed with the independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (Codification of Statements on Auditing Standards, AU 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T.

3. The audit committee has received the written disclosures and the letter from the independent registered public accounting firm required by Rule 3526 of the PCAOB, “Communication with Audit Committees Concerning Independence,” and has discussed with the independent registered public accounting firm its independence.

4. Based on the review and discussions referred to in paragraphs (1) through (3) above, the audit committee recommended to the board, and the board has approved, that the audited financial statements be included in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2008, for filing with the SEC.

Audit Committee

Charles Z. Fedak,CPA, MBA, Chair
Ronna E. Romney
John P. Szabo, Jr.
Steven J. Orlando, CPA

Information About Executive Compensation

The Compensation Committee Report

The compensation committee has reviewed and discussed the following Compensation Discussion and Analysis with the members of management of the Company. Based on its review and discussions, the compensation committee recommended to the board of directors of Molina Healthcare, Inc. that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee

John P. Szabo, Jr. (Chair)
Charles Z. Fedak, CPA, MBA
Frank E. Murray, MD
Steven J. Orlando, CPA
Sally K. Richardson

March 24, 2009

Compensation Discussion and Analysis

The Role of the Compensation Committee

The compensation committee has primary responsibility for overseeing and reviewing the design and structure of Molina Healthcare’s compensation programs to ensure that such programs achieve their intended purposes in furtherance of the Company’s strategic priorities. In addition, the committee seeks to align the interests of management with the interests of Molina Healthcare’s stockholders by linking pay with performance. Doing so, we believe, incentivizes performance which promotes the ultimate objective of increasing stockholder value. Further, the compensation committee is directly responsible for evaluating the performance of and determining the compensation paid to our chief executive officer and our chief financial officer. Finally, the compensation committee is responsible for evaluating and approving the compensation levels of our other key executive officers as recommended to the committee by the chief executive officer.

Our Compensation Approach

The health care environment and managed care industry are very complex, and there is a limited pool of executives with the relevant industry experience and management skills to provide effective leadership in this environment. Moreover, because of the significant competition within our industry, there is a continuing demand for managed care executive talent. Given that industry background, our compensation programs are intended to attract and retain executives with the knowledge, experience, and leadership capability necessary for us to operate our business successfully. Moreover, our compensation programs seek to align the interests of our executives with those of our stockholders by rewarding our executives with a cash bonus for results that create short-term stockholder value, and with equity compensation for results that create long-term stockholder value.

In an effort to achieve the goals of our compensation programs, in late 2006 the compensation committee engaged the consulting firm of Pearl Meyer & Partners to review the Company’s compensation practices and amounts and to make recommendations. Following that review and pursuant to certain of the recommendations of Pearl Meyer & Partners, the Company put into place a new broad-based compensation program designed to achieve the goals stated above. As part of that program, we increased the base salary levels of our chief executive officer and chief financial officer, and adopted a short-term incentive program which provided for the payment of cash bonuses conditioned upon the achievement of certain annual objective performance benchmarks. This short-term incentive program was also made available to a broad range of management personnel within the Company, with potential bonus payouts corresponding to specific management positions and levels. We also broadened our long-term incentive program with increased annual grants of equity compensation under our 2002 Equity Incentive Plan. Since first implementing these changes in our compensation programs in 2007, both management and the compensation committee have closely monitored the results to ensure that these programs are effective in achieving their intended goals. Given the long-term nature of these compensation programs, we believe that several years of performance under the programs are necessary to fully evaluate the overall effectiveness of their approach. Nevertheless, we intend to adjust and refine on an annual basis the various elements of our compensation programs to incorporate what we deem to be improvements or ways to better achieve our long-term goals.

To ensure that our compensation amounts remain competitive, the compensation committee performs an annual benchmarking review of the compensation amounts paid to senior executive officers by our industry peers. For 2009, the committee conducted a benchmarking analysis of the compensation paid to senior executive officers as publicly reported by the following comparator group: Aetna, Amerigroup, Centene, Cigna, Coventry, HealthNet, Humana, UnitedHealth, and Wellpoint. These comparison companies were selected based primarily upon their participation in our same industry and the fact that they compete for the same pool of executive talent that we do.

Although we conduct an annual benchmarking review, the compensation committee does not attempt to set each compensation element for each executive within a specific range relative to the compensation levels paid by industry peers. Instead, the compensation committee uses market comparisons as a reference point and as one among many factors in making compensation decisions. Other factors the compensation committee considers when making individual executive compensation decisions include:

•	the complexity and importance of the executive’s roles and responsibilities,

•	individual expertise, contribution, and performance, including the performance of an executive’s business unit,

•	reporting structure,

•	internal pay relationships,

•	specific retention concerns and competitive demand for the executive’s services,

•	overall leadership,

•	historic compensation levels, including the progression of salary increases over time compared to the executive’s development and performance,

•	growth potential, and

•	our overall financial performance.

We do not have a pre-defined framework that determines which of these factors may be more or less important, and the emphasis placed on specific factors may vary among the executives. Our approach is fundamentally driven by market realities and job responsibilities, which in most instances go beyond the job descriptions of our executive officers’ counterparts within peer companies. In addition, due to our Company’s particular management structure, expense base and operating margins, and our executives’ broader job responsibilities, the compensation committee focuses more on the aggregate amount paid to our top five executive officers in relation to our peers rather than on direct officer-to-officer comparisons.

Elements of Compensation

The Company, through the activity of its compensation committee, seeks to achieve the objectives of its compensation programs through the following key compensation elements:

•	a base salary;

•	annual performance-based incentive cash awards;

•	equity awards, primarily in the form of restricted stock;

•	severance and change in control benefits; and

•	limited perquisites.

We use each element of compensation to satisfy one or more of our compensation objectives, and each element is an integral part of and supports our overall compensation program. Our annual performance-based incentive cash award program rewards short-term financial performance, while our long-term equity compensation program rewards sustained performance and financial growth (as reflected in our stock price) and aligns the interests of our management with those of our stockholders. Each of these elements helps us to attract and retain qualified and capable executive officers.

Set forth below is a discussion of each element of compensation, the reason the Company pays each element, and how that element fits into the Company’s overall compensation philosophy. We believe the levels of compensation we provide should be competitive, reasonable, and appropriate for our business needs and circumstances.

Base Salary.  The objective of base salary is to reflect job responsibilities, value to the Company, and individual performance with respect to market competitiveness. These salaries are determined based on the factors described above, as well as the recommendation of our chief executive officer (except with respect to his own salary). Base salary amounts are reviewed at least annually. Subject to final board approval, the compensation committee sets the base salary levels of the Company’s chief executive officer and chief financial officer. The chief executive officer recommends for approval by the compensation committee the base salary levels of the Company’s other senior executive officers.

Annual Cash Bonus Incentives.  The compensation program provides for an annual cash bonus that is performance linked. The objective of the program is to compensate individuals based on the achievement of specific and objective annual goals that are intended to correlate closely with the growth of long-term stockholder value.

For the chief executive officer and the chief financial officer, at the outset of the fiscal year the compensation committee sets overall objective Company performance goals for the year. The compensation committee then sets target bonus amounts which correspond to the respective performance goals. Once the fiscal year is concluded, achievement of the objective performance goals is assessed to determine the bonus payment for which the chief executive officer and chief financial officer are eligible. The objective performance goals established for fiscal 2009 are discussed below under “Fiscal Year 2009 Decisions.” The achievement of the objective performance goals for fiscal 2008, and the related bonus payouts for the chief executive officer and chief financial officer, are discussed below under “Fiscal Year 2008 Bonus Achievement.”

As it sets Company-wide performance goals, the compensation committee, working with senior management, also sets individual performance measures for each named executive officer other than the chief executive officer and chief financial officer. These measures allow the Company to incentivize performance objectives beyond purely financial measures, including, for example, exceptional performance of each executive’s particular functional responsibilities, his or her leadership, creativity and innovation, collaboration, the successful completion of a particular project or initiative, and other activities that are critical to driving long-term value for stockholders.

For the named executive officers other than the chief executive officer and chief financial officer, the preliminary bonus determination is based as a threshold matter upon the Company’s achievement of a specified amount of earnings before income tax, depreciation, and amortization, or EBITDA. (As described in additional detail below, this baseline EBITDA performance measure is the same threshold measure used under the Company’s broad-based short-term incentive plan for all eligible employees.) The Company’s EBITDA performance is then combined with the recommendation of the chief executive officer, as well as the named executive officer’s performance as assessed against the departmental and individual goals set at the outset of the year. This assessment allows bonus decisions to take into account each named executive officer’s individual performance and unique contributions. This portion of the bonus may be adjusted up or down depending on the level of performance against the departmental and individual goals.

Compliance with Section 162(m).  Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation over $1 million paid for any fiscal year to the corporation’s chief executive officer and four other most highly compensated executive officers as of the end of the fiscal year. However, the statute exempts qualifying performance-based compensation from the $1 million deduction limit if certain requirements are met. To the extent practicable, the compensation committee seeks to design the components of compensation so that these requirements are met and full deductibility under Section 162(m) is allowed. In particular, the compensation committee seeks to establish objective performance measures under the Company’s 2005 Incentive Compensation Plan. The compensation committee believes, however, that stockholder interests are best served by not restricting the compensation committee’s discretion and flexibility in crafting compensation programs, even though such programs may result in certain non-deductible compensation expenses. Accordingly, the compensation committee may from time to time approve elements of compensation for certain officers that are not fully deductible under Section 162(m).

Long-term Incentive Compensation.  The long-term incentive program provides a periodic award — typically annual — that is related to the underlying value of the Company’s common stock. The objective of the program is to align compensation for both named executive officers and other management employees over a multi-year period directly with the interests of stockholders of the Company by motivating and rewarding creation and preservation of long-term stockholder value. The level of long-term incentive compensation is determined based on an evaluation of competitive factors in conjunction with total compensation provided to the named executive officers and the goals of the compensation program as described above.

The Company’s long-term incentive compensation generally consists of grants of restricted stock vesting over time, or grants of stock options vesting over time, or a combination of both. These two vehicles reward stockholder value creation in slightly different ways. Restricted stock is impacted by all stock price changes, so the value to named executive officers is affected by both increases and decreases in stock price. Stock options — which have an exercise price equal to the closing market price as of the date of grant — reward executive officers and employees only if the stock price increases. Grants of restricted stock or stock options granted as long-term incentive compensation to named executed officers generally vest ratably over four years contingent upon the employee’s continued employment with the Company. In 2008 and 2009, almost all of the grants of long-term incentive compensation made by the compensation committee have been in the form of grants of restricted stock rather than stock options.

Pursuant to Company policy, and subject to the existence of an open window period under the Company’s insider trading policy, equity incentive awards to the named executive officers and other management personnel are generally made on March 1st of each year. For new hires, restricted stock and stock option grants are approved by our chief executive officer pursuant to authority delegated to him by the compensation committee (but only with regard to non-Section 16 reporting persons), with the grant generally being made as of the first day of the first full month following the employee’s hire date.

The compensation committee reviews at least annually both the annual bonus program and the long-term incentive program to ensure that their key elements continue to meet the objectives described above.

Severance and Change in Control Benefits.  We have entered into employment or change in control agreements with our named executive officers pursuant to which they are eligible under certain circumstances for severance and change in control benefits. The severance and change in control payments and benefits provided under the employment or change in control agreements are independent of other elements of compensation. A description of the material terms of our severance and change in control arrangements can be found later in this proxy statement under “Potential Payments Upon Termination and Change in Control.” The compensation committee believes that severance and change in control benefits are necessary to attract and retain senior management talent. Our agreements are designed to attract key employees, preserve executive morale and productivity, and encourage retention in the face of the potentially disruptive impact of an actual or potential change in control. These benefits allow executives to assess takeover bids objectively without regard to the potential impact on their own job security.

Perquisites and Other Personal Benefits.  The Company does not provide named executive officers with any material perquisites or other personal benefits.

Retirement Plans.  The Company does not maintain a retirement pension plan. However, the named executive officers are eligible to participate in the Molina 401(k) Salary Savings Plan. The purpose of this program is to provide all Molina Healthcare employees with tax-advantaged savings opportunities and income after retirement. Eligible pay under the plans is limited to Internal Revenue Code annual limits. The Company makes a dollar-for-dollar match on the first four percent (4%) of salary electively deferred under the 401(k) Plan by all participants.

Deferred Compensation Plan.  The Company has established an unfunded non-qualified deferred compensation plan for certain key employees, including the named executed officers. Under the deferred compensation plan, eligible participants can defer up to 100% of their base salary and 100% of their bonus to provide for tax-deferred growth. The funds deferred are invested in any of twenty different mutual funds, including bond, money market, and large and small cap stock funds.

Employee Stock Purchase Plan.  With the exception of our chief executive officer and our chief financial officer who are not eligible due to their possessing more than five percent of our voting common stock as determined under Section 424(d) of the Internal Revenue Code, the named executive officers are eligible to participate in the Company’s 2002 Employee Stock Purchase Plan on an equal basis with all other employees. The Employee Stock Purchase Plan allows eligible employees to purchase from the Company shares of its common stock at a 15% discount to the market price during the successive six-month offering periods under the plan.

Health and Insurance Benefits.  With limited exceptions, the Company supports providing benefits to named executive officers that are substantially the same as those offered to salaried employees generally. The named executive officers are eligible to participate in Company-sponsored benefit programs on the same terms and conditions as those made available to salaried employees generally. Basic health benefits, life insurance, disability benefits and similar programs are provided to ensure that employees have access to healthcare and income protection for themselves and their family members.

Process For Determining Executive Officer Compensation

Fiscal Year 2009 Decisions.  In February and March 2009, based upon its consideration of market data and the job performance of the Company’s senior executive officers, the compensation committee determined to leave unchanged the $850,000 annual base salary of Dr. Molina as chief executive officer for fiscal year 2009, and also to leave unchanged the $775,000 annual base salary of John Molina as chief financial officer. The compensation committee also accepted and approved the recommendation of Dr. Molina that the annual base salary of Ms. Bayer for fiscal year 2009 be unchanged at $500,000, and that the annual base salary of Dr. Howatt be unchanged at $417,000. Finally, the compensation committee accepted and approved Dr. Molina’s recommendation that the $430,000 annual base salary of Mr. Andrews be increased to $500,000 for fiscal year 2009.

In March 2009, the compensation committee also established Dr. Molina’s fiscal year 2009 bonus opportunity pursuant to the same general approach under the 2005 Incentive Compensation Plan as had been used to establish his bonus opportunity for fiscal year 2008, subject to certain revisions as described below and with appropriate adjustment for the growth of the Company.

As described below under Fiscal Year 2008 Bonus Achievement, the 2008 performance benchmarks had been: (i) earnings per share (EPS), (ii) premium and other operating revenue (excluding interest income), and (iii) return on equity (ROE). For fiscal year 2009, the compensation committee determined to modify these performance benchmarks, and to add a fourth benchmark regarding the accreditation of our health plans by the National Committee for Quality Assurance, or NCQA.

For multiple reasons, including among other things the impact of stock repurchases and accounting rule changes on EPS, the committee determined that a measure of the Company’s earnings before income tax, depreciation, and amortization, or EBITDA, would better reflect the overall profitability of the Company and thus the benefit devolving to stockholders. In addition, the committee slightly expanded the revenue performance measure to include total operating revenues, including investment income. Finally, because the committee believes return on capital is a potentially more comprehensive measure of the Company’s successful utilization of its capital, the committee elected to change the ROE measure to a measure of return on capital, or ROC. The ROC for the year would be measured by dividing earnings before income tax, or EBIT, by the average shareholders’ equity and long-term debt (starting shareholders’ equity and long-term debt plus ending shareholders’ equity and long-term debt divided by two). The committee believes that these three inter-related and objective performance measures would most comprehensively reflect the management performance of our chief executive officer and chief financial officer during 2009, and that these three measures embody the committee’s holistic approach to assessing business performance and results that are in the best interests of our stockholders.

The committee also determined to adjust the executives’ potential percentage payouts in 2009 under each of these three performance measures. The Company’s short-term incentive compensation plan for its eligible employees is based upon the single threshold measure of the Company’s achievement of a specified amount of EBITDA. That threshold amount for 2009 has been set by the compensation committee at $150.4 million. If the Company does not achieve EBITDA in fiscal year 2009 of at least $150.4 million, no employee shall be eligible for a bonus under the terms of the Company’s short-term incentive compensation plan (although certain high-performing employees could still be eligible for a bonus on a discretionary basis).

In an effort to more closely align the bonus compensation structure for senior management with the bonus compensation structure of the Company’s employees under the Company’s broad-based incentive compensation plan, the committee determined to lower the threshold payout amount from 80% of the bonus potential for each particular measure (as had been the case in 2008) to a threshold payout amount of just $1. That threshold payout amount is correlated with a threshold performance level under each of the three performance measures. Once that threshold performance level for a particular performance measure has been achieved, the payout potential for that measure would begin to accrue, starting at $1 and proceeding to 100% of the potential payout for that measure. However, the potential payout shall not be capped at 100%, but rather will be extended above 100% on a linear basis commensurate with the performance level for that particular measure. The bonus amounts shall be interpolated linearly to correspond with the achievement of each of the measures between the 0% and 100% or greater levels, and normalized on a pro rata basis for acquisitions occurring during the course of the year.

The particular financial performance measures and the related payout percentages for 2009 shall be as follows:

	Performance Goals and Payout as % of Opportunity
	Threshold		Target		Full
Measure	(0% Payout)		(50% Payout)		(100% Payout)

EBITDA(1)	$150.4	M	$161.9	M	$173.4	M
Total operating revenue(2)	$3,412.5	M	$3,488.5	M	$3,564.5	M
ROC(3)	14.9%		16.4%		17.9%

(1)	EBITDA equals operating income less income tax, depreciation, and amortization.

(2)	Includes both premium revenue and investment income.

(3)	Return on capital equals earnings before income tax (EBIT), divided by beginning shareholders’ equity plus beginning long-term debt, plus ending shareholders’ equity plus ending long-term debt, divided by 2.

For the chief executive officer, each of the three measures shall correspond to a bonus opportunity equal to 30% the chief executive officer’s 2009 base salary, or $255,000. If the threshold amount of a performance measure is achieved, the chief executive officer shall begin to receive his potential bonus payout for that particular measure, starting at $1 and ramping up as shown in the table. If the full amount of a performance measure is achieved, the chief executive officer shall receive 100% of the potential bonus payout for that measure, or $255,000. There shall be no cap to the potential payout for any bonus measure. 10% of the chief executive officer’s total bonus opportunity, or $85,000, shall be dependent on an “all or nothing” basis upon the successful NCQA accreditation during 2009 of our Texas health plan.

For the chief financial officer, each of the three measures listed above shall correspond to a baseline bonus opportunity equal to $174,375. Each of the measures shall be applied in the same manner as described above. 10% of the chief financial officer’s total bonus opportunity, or $58,125, shall be dependent on an “all or nothing” basis upon the Company’s moving into a new state or geographic region during 2009 that it was not operating in as of January 1, 2009, or the Company’s expansion into a new health care business line that it was not operating as of January 1, 2009.

The baseline potential bonus for fiscal year 2009 of each of the other named executive officers shall be 50% of their 2009 base salary.

In connection with its long-term incentive program, effective as of March 1, 2009, the compensation committee determined to grant each of the chief executive officer and chief financial officer 15,600 shares of restricted stock, vesting in one-quarter increments over four years, under the Company’s 2002 Equity Incentive Plan. The compensation committee also granted to Ms. Bayer as chief operating officer 13,600 shares of restricted stock, to Mr. Andrews as chief legal officer 13,600 shares of restricted stock, and to Dr. Howatt as chief medical officer 12,200 shares of restricted stock. Each grant will vest in one-quarter increments over four years. These March 1st grants to the named executive officers were part of the Company’s long-term incentive program for all of its employees, pursuant to which a total of 349,300 shares of restricted stock vesting over four years were granted to a total of 86 employees of the Company (inclusive of the five named executive officers).

Fiscal Year 2008 Bonus Achievement.  As discussed in the Company’s 2008 proxy statement, in 2008 the compensation committee had established the fiscal year 2008 bonus opportunity for Dr. Molina as chief executive officer and John Molina as chief financial officer under the Company’s 2005 Incentive Compensation Plan. The three independent performance measures for fiscal year 2008 were: (i) earnings per share (EPS), (ii) premium and other operating revenue (excluding interest income), and (iii) return on equity (ROE). The Company’s actual performance in 2008 was: (1) EPS of $2.25, (2) premium and other operating revenue of $3,091 million, and (3) ROE of 12.47%. These measures under the three benchmarks constituted performance at the 80, 120, and 82.62 percentiles, respectively. Since Dr. Molina’s bonus opportunity for each particular measure was $283,333, his aggregate bonus for 2008 was certified by the compensation committee in February 2009 to be $800,757. Since John Molina’s bonus opportunity for each particular measure was $193,750, his aggregate bonus for 2008 was certified by the compensation committee in February 2009 to be $547,576. Pursuant to the bonus plan and their individual performance, Terry Bayer, Mark Andrews, and Dr. Jim Howatt achieved 2008 bonus payments of $162,500, $182,750, and $135,525, respectively.

Summary Compensation Table

The following table provides information concerning total compensation earned or paid to the chief executive officer, the chief financial officer, and the three other most highly compensated executive officers of the Company who served in such capacities as of December 31, 2008 for services rendered to the Company during the last year. These five officers are referred to as the named executive officers in this proxy statement.

SUMMARY COMPENSATION TABLE

					Change in
					Pension
					Value and
					Nonqualified
				Non-Equity	Deferred
			Stock	Incentive Plan	Compensation	All Other
(a)	Salary	Bonus	Awards	Compensation	Earnings	Compensation	Total
Name and Principal Position in 2008	($)	($)	($)(1)	($)	($)	($)(2)	($)

J. Mario Molina	850,000	800,757	493,740	—	—	73,148	2,217,645
President and Chief Executive Officer
John C. Molina,	775,000	547,576	493,740	—	—	80,745	1,897,061
Chief Financial Officer
Mark L. Andrews,	430,000	182,750	401,955	—	—	20,669	1,035,374
Chief Legal Officer
Terry Bayer,	465,038	162,500	430,440	—	—	14,042	1,072,020
Chief Operating Officer
James Howatt(3)	394,808	135,525	386,130	—	—	12,410	928,873
Chief Medical Officer

(1)	The amounts in this column do not reflect compensation actually received by the named executive officer. Rather, the amounts shown are the dollar amounts recognized by us for financial statement reporting purposes in 2008 in accordance with SFAS 123(R).

(2)	The amounts in this column include long-term disability premiums, group term life premiums, 401(k) matching payments, and liquidated amounts for paid time-off.

Grants of Plan-Based Awards

The following table provides information with respect to grants of plan-based awards made during fiscal year 2008 to the named executive officers. The options have an exercise price equal to the closing price of the Company’s common stock on the NYSE on the grant date, have a ten-year life, and vest in equal installments over four years beginning one year after grant date, subject to acceleration in certain circumstances. The shares of restricted stock vest in equal installments over four years, beginning one year after the grant date, subject to acceleration in certain circumstances.

GRANTS OF PLAN-BASED AWARDS

											Grant
									All Other		Date
								All Other	Option		Fair
								Stock	Awards:	Exercise	Value of
		Estimated Future Payouts			Estimated Future Payouts			Awards:	Number of	or Base	Stock
		Under Non-Equity Incentive			Under Equity Incentive			Number of	Securities	Price of	and
		Plan Awards			Plan Awards			Shares of	Underlying	Option	Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Stock	Options	Awards	Awards
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/sh)	($)(1)

J. Mario Molina	3/1/08	—	—	—	—	—	—	15,600	—	—	493,740
John C. Molina	3/1/08	—	—	—	—	—	—	15,600	—	—	493,740
Mark L. Andrews	3/1/08	—	—	—	—	—	—	12,700	—	—	401,955
Terry Bayer	3/1/08	—	—	—	—	—	—	13,600	—	—	430,440
James Howatt	3/1/08	—	—	—	—	—	—	12,200	—	—	386,130

(1)	The amounts in this column do not reflect compensation actually received by the named executive officer. Rather, the amounts shown are the dollar amounts recognized by us for financial statement reporting purposes in 2008 in accordance with SFAS 123(R).

The following table provides information with respect to outstanding stock options and restricted stock awards held by the named executive officers as of the end of the fiscal year 2008. The market value of restricted stock awards is computed using our closing stock price on December 31, 2008, of $17.61.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

	Option Awards					Stock Awards
									Equity
									Incentive
								Equity	Plan
			Equity					Incentive	Awards:
			Incentive					Plan	Market
			Plan				Market	Awards:	or Pay-Out
			Awards:			Number of	Value of	Number of	Value of
	Number of	Number of	Number of			Shares of	Shares of	Unearned	Unearned
	Securities	Securities	Securities			Stock	Stock	Shares	Shares
	Underlying	Underlying	Underlying	Option		That	That Have	That Have	That Have
	Unexercised	Unexercised	Unexercised	Exercise	Option	Have Not	Not	Not	Not
	Options (#)	Options (#)	Unearned	Price	Expiration	Vested	Vested	Vested	Vested
Name	Exercisable	Unexercisable	Options (#)	($)	Date	(#)	($)	(#)	($)

J. Mario Molina	9,000	27,000	—	31.32	3/1/17	—	—	—	—
	—	—	—	—	—	15,600	274,716	—	—
John C. Molina	9,000	27,000	—	31.32	3/1/17	—	—	—	—
	—	—	—	—	—	15,600	274,716	—	—
Mark L. Andrews	30,000	—	—	25.33	2/10/14	—	—	—	—
	12,000	—	—	44.29	7/1/15	—	—	—	—
	14,000	7,000	—	28.66	2/2/16	—	—	—	—
	2,750	8,250	—	31.32	3/1/17	—	—	—	—
	—	—	—	—	—	18,863	332,177	—	—
Terry Bayer	21,000	—	—	44.29	7/1/15	—	—	—	—
	14,000	7,000	—	28.66	2/2/16	—	—	—	—
	2,750	8,250	—	31.32	3/1/17	—	—	—	—
	—	—	—	—	—	17,763	312,806	—	—
James W. Howatt	2,233	1,117	—	29.77	2/9/16	—	—	—	—
	500	1,500	—	31.32	3/1/17	—	—	—	—
	2,250	6,750	—	32.01	5/29/17	—	—	—	—
	—	—	—	—	—	16,912	297,820	—	—

None of our named executive officers exercised any stock options during fiscal year 2008.

Nonqualified Deferred Compensation

Pursuant to the Company’s unfunded and non-qualified 2004 Deferred Compensation Plan, eligible participants can defer up to 100% of their base salary and 100% of their bonus so that it can grow on a tax deferred basis. The investment options available to an executive under the deferral program consist of twenty different mutual funds, including bond, money market, and large and small cap stock funds.

The following table provides information for fiscal year 2008 for each named executive officer regarding such individual’s accounts in the 2004 Deferred Compensation Plan as of the end of fiscal year 2008.

NONQUALIFIED DEFERRED COMPENSATION

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions in	Contributions in	Earnings in	Withdrawals/	Balance at
	the Last FY	Last FY	Last FY	Distributions	Last FYE
Name	($)	($)	($)	($)	($)

J. Mario Molina	701,884	—	(1,173,432)	—	1,939,472
John C. Molina	—	—	(109,847)	—	174,808
Mark L. Andrews	45,000	—	(148,663)	—	330,881
Terry Bayer	46,627	—	(38,644)	—	102,486
James W. Howatt	19,802	—	(4,135)	—	15,667

Potential Payments Upon Termination And Change In Control

We have entered into certain employment or change in control agreements that will require the Company to provide compensation to the named executive officers in the event of a termination of employment or a change of control of the Company.

We have entered into employment agreements with our chief executive officer, J. Mario Molina, our chief financial officer, John C. Molina, and our chief legal officer, Mark. L. Andrews.

Unless terminated, the agreements with each of Dr. Molina, Mr. Molina, and Mr. Andrews are automatically renewed on an annual basis. During fiscal year 2008, Dr. Molina’s annual salary was $850,000, with a baseline target bonus of up to 100% of his base salary; John Molina’s annual salary was $775,000, with a baseline target bonus of up to 75% of his base salary; and Mr. Andrews had an annual salary of $430,000, with a baseline target bonus of up to 50% of his base salary. Each of the base annual salaries and bonus targets is subject to review and potential increase at least annually.

The agreements with each of Dr. Molina, Mr. Molina, and Mr. Andrews provide for the employees’ continued employment for a period of two years following the occurrence of a change of control (as defined below). Under the agreements, each executive’s terms and conditions of employment, including his or her rate of base salary, bonus opportunity, benefits, and title, position, duties, and responsibilities, are not to be modified in a manner adverse to the executive following the change of control. If an eligible executive’s employment is terminated by us without cause (as defined below) or is terminated by the executive for good reason (as defined below) within two years of a change of control, we will provide the executive as a severance payment with two times the executive’s annual base salary and target bonus for the year of termination, plus the target bonus for the year of termination, full vesting of Section 401(k) employer contributions and stock options, and continued health and welfare benefits for the earlier of three years or the date the executive receives substantially similar benefits from another employer. We will also make additional payments to the executive who incurs any excise taxes pursuant to the golden parachute provisions of the Internal Revenue Code in respect of the benefits and other payments provided under the agreement or otherwise on account of the change of control. The additional payments will be in an amount such that, after taking into account all applicable federal, state and local taxes applicable to such additional payments, the executive is able to retain from such additional payments an amount equal to the excise taxes that are imposed without regard to these additional payments.

Additionally, if the executive’s employment is terminated by us without cause or the executive resigns for good reason, the executive will be entitled to receive one year’s base salary, the target bonus for the year of the employment termination, full vesting of Section 401(k) employer contributions and stock options and continued health and welfare benefits for the earlier of eighteen months or the date the executive receives substantially similar benefits from another employer. Payment of severance benefits is contingent upon the executive’s signing a release agreement waiving claims against us.

A change of control generally means a merger or other change in corporate structure after which the majority of our stockholders are no longer stockholders, a sale of substantially all of our assets, or our approved dissolution or liquidation. Cause is generally defined as the occurrence of one or more acts of unlawful actions involving moral turpitude or gross negligence or willful failure to perform duties or intentional breach of obligations under the employment agreement. Good reason generally means the occurrence of one or more events that have an adverse effect on the executive’s terms and conditions of employment, including any reduction in the executive’s base salary, a material reduction of the executive’s benefits or substantial diminution of the executive’s incentive awards or fringe benefits, a material adverse change in the executive’s position, duties, reporting relationship, responsibilities or status with us, the relocation of the executive’s principal place of employment to a location more than 50 miles away from his prior place of employment or an uncured breach of the employment agreement. However, no reduction of salary or benefits will be good reason if the reduction applies to all executives proportionately.

The tables below reflect the approximate amount of compensation payable to each of the named executive officers of the Company in the event of termination of such executive’s employment under the various listed scenarios. The amount of compensation payable to each such named executive officer in the event of voluntary termination, early retirement, involuntary not-for-cause termination, for cause termination, termination following a change of control, disability, or death, is shown below. The amounts shown assume that such termination was effective as of December 31, 2008, and exclude ordinary course amounts earned or benefits accrued as a result of prior service during the year. The various amounts listed are estimates only. The actual amounts to be paid can only be determined at the time of such executive’s separation from the Company.

The following table describes the potential payments upon termination or change in control of the Company for J. Mario Molina, the Company’s chief executive officer.

						Involuntary
						for Good
				Involuntary		Reason
				Not for		Termination
	Voluntary	Early	Normal	Cause	For Cause	(Change-in-
	Termination on	Retirement on	Retirement on	Termination on	Termination on	Control) on	Disability on	Death on
Executive Benefits and Payments Upon Separation	12/31/2008	12/31/2008	12/31/2008	12/31/2008	12/31/2008	12/31/2008	12/31/2008	12/31/2008

Compensation
Base Salary	0	0	0	$850,000	0	$850,000	0	0
Short-Term Incentive Compensation	$800,757	$800,757	$800,757	$850,000	0	$850,000	$800,757	$800,757
Stock Options	0	0	0	321,234	0	321,234	0	0
Benefits & Perquisites
Stock Awards	0	0	0	274,716	0	274,716	0	0
Savings Plan	$238,951	$238,951	$238,951	$238,951	$238,951	$238,951	$238,951	$238,951
Deferred Compensation	$1,939,472	$1,939,472	$1,939,472	$1,939,472	$1,939,472	$1,939,472	$1,939,472	$1,939,472
Health Benefits	0	0	0	$34,056	0	$68,112	0	0
Disability Income	0	0	0	0	0	0	$476,280	0
Life Insurance Benefits	0	0	0	0	0	0	0	$750,000
Excise Tax & Gross-Up	0	0	0	0	0	$2,134,710	0	0
Cash Severance	0	0	0	0	0	$2,500,757	0	0
Accrued Vacation Pay	$98,052	$98,052	$98,052	$98,052	$98,052	$98,052	$98,052	$98,052

The following table describes the potential payments upon termination or change in control of the Company for John C. Molina, the Company’s chief financial officer.

						Involuntary
						for Good
				Involuntary		Reason
				Not for		Termination
	Voluntary	Early	Normal	Cause	For Cause	(Change-in-
	Termination on	Retirement on	Retirement on	Termination on	Termination on	Control) on	Disability on	Death on
Executive Benefits and Payments Upon Separation	12/31/2008	12/31/2008	12/31/2008	12/31/2008	12/31/2008	12/31/2008	12/31/2008	12/31/2008

Compensation
Base Salary	0	0	0	$775,000	0	$775,000	0	0
Short-Term Incentive Compensation	$547,576	$547,576	$547,576	$581,250	$547,576	$581,250	$547,576	$547,576
Stock Options	0	0	0	$321,234	0	$321,234	0	0
Benefits & Perquisites
Stock Awards	0	0	0	$274,716	0	$274,716	0	0
Savings Plan	$222,754	$222,754	$222,754	$222,754	$222,754	$222,754	$222,754	$222,754
Deferred Compensation	$174,808	$174,808	$174,808	$174,808	$174,808	$174,808	$174,808	$174,808
Health Benefits	0	0	0	$34,056	0	$68,112	0	0
Disability Income	0	0	0	0	0	0	$476,280	0
Life Insurance Benefits	0	0	0	0	0	0	0	$750,000
Excise Tax & Gross-Up	0	0	0	0	0	$1,731,118	0	0
Cash Severance	0	0	0	0	0	$1,903,826	0	0
Accrued Vacation Pay	$73,051	$73,051	$73,051	$73,051	$73,051	$73,051	$73,051	$73,051

The following table describes the potential payments upon termination or change in control of the Company for Mark L. Andrews, the Company’s chief legal officer.

						Involuntary
						for Good
				Involuntary		Reason
				Not for		Termination
	Voluntary	Early	Normal	Cause	For Cause	(Change-in-
	Termination on	Retirement on	Retirement on	Termination on	Termination on	Control) on	Disability on	Death on
Executive Benefits and Payments Upon Separation	12/31/2008	12/31/2008	12/31/2008	12/31/2008	12/31/2008	12/31/2008	12/31/2008	12/31/2008

Compensation
Base Salary	0	0	0	$430,000	0	$430,000	0	0
Short-Term Incentive Compensation	$182,750	$182,750	$182,750	$215,000	$182,750	$215,000	$182,750	$182,750
Stock Options	0	0	0	$108,174	0	$108,174	0	0
Benefits & Perquisites
Stock Awards	0	0	0	$332,177	0	$332,177	0	0
Savings Plan	$178,141	$178,141	$178,141	$178,141	$178,141	$178,141	$178,141	$178,141
Deferred Compensation	$330,881	$330,881	$330,881	$330,881	$330,881	$330,881	$330,881	$330,881
Health Benefits	0	0	0	$34,056	0	$68,112	0	0
Disability Income	0	0	0	0	0	0	$476,280	0
Life Insurance Benefits	0	0	0	0	0	0	0	$750,000
Excise Tax & Gross-Up	0	0	0	0	0	$0	0	0
Cash Severance	0	0	0	0	0	$827,750	0	0
Accrued Vacation Pay	$68,087	$68,087	$68,087	$68,087	$68,087	$68,087	$68,087	$68,087

We have entered into change of control agreements with Terry Bayer, our chief operating officer, and James W. Howatt, our chief medical officer. The agreements with Ms. Bayer and Dr. Howatt provide for the employees’ continued employment for a period of twelve months following the occurrence of a change of control. Under these agreements, each executive’s terms and conditions of employment, including his or her rate of base salary, bonus opportunity, benefits, and title, position, duties, and responsibilities, are not to be modified in a manner adverse to the executive following the change of control. If an eligible executive’s employment is terminated by us without cause or is terminated by the executive for good reason within twelve months of a change of control, we will provide the executive with two times the executive’s annual base salary, a prorata portion of the executive’s target bonus for the year of termination, full vesting of

Section 401(k) employer contributions and stock options, and continued health and welfare benefits for the earlier of twelve months or the date the executive receives substantially similar benefits from another employer. Payment of any severance benefits is contingent upon the executive’s signing a release agreement waiving claims against us.

The following table describes the potential payments upon termination or change in control of the Company for Terry Bayer, the Company’s chief operating officer.

						Involuntary
						for Good
				Involuntary		Reason
				Not for		Termination
	Voluntary	Early	Normal	Cause	For Cause	(Change-in-
	Termination on	Retirement on	Retirement on	Termination on	Termination on	Control) on	Disability on	Death on
Executive Benefits and Payments Upon Separation	12/31/2008	12/31/2008	12/31/2008	12/31/2008	12/31/2008	12/31/2008	12/31/2008	12/31/2008

Compensation
Base Salary	0	0	0	$250,000	0	$500,000	0	0
Short-Term Incentive Compensation	$162,500	$162,500	$162,500	$250,000	0	$250,000	$162,500	$162,500
Stock Options	0	0	0	0	0	$108,174	0	0
Benefits & Perquisites
Stock Awards	0	0	0	$312,806	0	$312,806	0	0
Savings Plan	$74,644	$74,644	$74,644	$74,644	$74,644	$74,644	$74,644	$74,644
Deferred Compensation	$94,503	$94,503	$94,503	$94,503	$94,503	$94,503	$94,503	$94,503
Health Benefits	0	0	0	0	0	$22,704	0	0
Disability Income	0	0	0	0	0	0	$476,280	0
Life Insurance Benefits	0	0	0	0	0	0	0	$750,000
Excise Tax & Gross-Up	0	0	0	0	0	0	0	0
Cash Severance	$250,000	$250,000	$250,000	0	$250,000	$750,000	$250,000	$250,000
Accrued Vacation Pay	$34,874	$34,874	$34,874	$34,874	$34,874	$34,874	$34,874	$34,874

The following table describes the potential payments upon termination or change in control of the Company for James W. Howatt, the Company’s chief medical officer.

						Involuntary
						for Good
				Involuntary		Reason
				Not for		Termination
	Voluntary	Early	Normal	Cause	For Cause	(Change-in-
	Termination on	Retirement on	Retirement on	Termination on	Termination on	Control) on	Disability on	Death on
Executive Benefits and Payments Upon Separation	12/31/2008	12/31/2008	12/31/2008	12/31/2008	12/31/2008	12/31/2008	12/31/2008	12/31/2008

Compensation
Base Salary	0	0	0	$208,500	0	$417,000	0	0
Short-Term Incentive Compensation	$128,719	$128,719	$128,719	$128,719	0	$128,719	$128,719	$128,719
Stock Options	0	0	0	0	0	$111,741	0	0
Benefits & Perquisites
Stock Awards	0	0	0	297,820	0	$297,820	0	0
Savings Plan	$68,386	$68,386	$68,386	$68,386	$68,386	$68,386	$68,386	$68,386
Deferred Compensation	$15,667	$15,667	$15,667	$15,667	$15,667	$15,667	$15,667	$15,667
Health Benefits	0	0	0	0	0	$22,704	0	0
Disability Income	0	0	0	0	0	0	$476,280	0
Life Insurance Benefits	0	0	0	0	0	0	0	$750,000
Excise Tax & Gross-Up	0	0	0	0	0	0	0	0
Cash Severance	$197,500	0	0	0	$197,500	$350,000	$197,500	$197,500
Accrued Vacation Pay	$63,793	$63,793	$63,793	$63,793	$63,793	$63,793	$63,793	$63,793

Disclosure of Auditor Fees

Ernst & Young, LLP served as our Independent Registered Public Accountant during 2008 and 2007. Fees earned by Ernst & Young LLP for years ended December 31, 2008 and 2007 were as follows:

	December 31,
	2008	2007

Audit Fees(1)
Integrated audit of the financial statements and internal control over financial reporting (including statutory audits of subsidiaries)	$1,775,000	$1,708,000
Timely quarterly reviews	$190,000	$178,000
SEC filings, including comfort letters, consents, and assistance with SEC comment letters	$15,000	$91,000
Total Audit Fees	$1,980,000	$1,977,000
Audit-Related Fees(2)
Workpaper review by subsidiary departments of insurance	$7,000	$3,000
Agreed-upon procedures report	$60,000	$50,000
Total audit-related fees	$67,000	$53,000
Tax Fees(2)
Tax compliance	$32,000	$30,000
Enterprise zone credit assistance	$221,000	$138,000
Total Tax Fees	$253,000	$168,000
Total Fees	$2,300,000	$2,198,000

(1)	Includes fees and expenses related to the fiscal year audit and interim reviews, notwithstanding when the fees and expenses were billed or when the services were rendered.

(2)	Includes fees and expenses for services rendered from January through December of the fiscal year, notwithstanding when the fees and expenses were billed.

The audit committee has considered the nature of the services underlying these fees and does not consider them to be incompatible with the Independent Registered Public Accountant’s independence.

A representative of Ernst & Young, LLP is expected to be present at the meeting to respond to appropriate questions and will be given an opportunity to make a statement if he or she so desires.

Information About Stock Ownership

The following table shows the beneficial ownership of Molina healthcare common stock by our directors, named executive officers, directors and executive officers as a group, and more than 5% stockholders, as of March 9, 2009. Percentage ownership calculations are based on 26,790,118 shares outstanding as of March 9, 2009.

	Number of Shares	Percentage of
Name	Beneficially Owned(1)	Outstanding Shares

Directors and Executive Officers:
J. Mario Molina, M.D.(2)	642,772	2.4%
John C. Molina, J.D.(3)	3,269,429	12.2%
Mark L. Andrews, Esq.(4)	129,149	*
Terry Bayer(5)	92,175	*
James Howatt, M.D.(6)	34,686	*
Ronna E. Romney(7)	20,250	*
Charles Z. Fedak, CPA(8)	27,000	*
Sally K. Richardson	18,483	*
Frank E. Murray, M.D.(9)	19,250	*
John P. Szabo, Jr.(10)	29,750	*
Steven J. Orlando(11)	26,815	*
All executive officers and directors as a group (11 persons)	4,309,759	16.1%
Other Principal Stockholders
William Dentino(12)	8,837,971	33.0%
Curtis Pedersen(13)	8,514,670	31.8%
Mary R. Molina Living Trust(14)	2,661,651	9.9%
Molina Marital Trust(14)	2,926,907	10.9%
Molina Siblings Trust(15)	2,471,596	9.2%
FRM, LLC(16)	2,166,511	8.1%
Renaissance Technologies LLC(17)	1,846,300	6.9%
AXA Assurances I.A.R.D. Mutuelle(18)	1,752,184	6.5%

*	Denotes less than 1%.

(1)	As required by SEC regulation, the number of shares shown as beneficially owned includes shares which could be purchased within 60 days after March 9, 2009. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws, and the address of each of the named stockholders is c/o Molina Healthcare, Inc., 200 Oceangate, Suite 100, Long Beach, California 90802.

(2)	Consists of:

•	203,398 shares owned by J. Mario Molina, M.D.;

•	38,806 shares owned by the Joseph M. Molina Remainder Trust I, of which Dr. Molina is the trustee and beneficiary;

•	160,000 shares owned by the Molina Family Partnership, L.P., of which Dr. Molina is the general partner with sole voting and investment power;

•	82,700 shares owned by Molina Family, LLC, of which Dr. Molina is the sole manager;

•	89,868 shares owned by the Joseph M. Molina, M.D. Separate Property Trust, of which Dr. Molina is the sole trustee;

•	50,000 shares owned by JMM GRAT 1208/2, and 50,000 shares owned by JMMGRAT 1208/5, of which trusts Dr. Molina is beneficiary; and

•	18,000 options.

(3)	Consists of:

•	635,508 shares owned by John C. Molina;

•	38,636 shares owned by Mr. Molina and Michelle A. Molina as community property as to which Mr. Molina has shared voting and investment power;

•	2,471,596 shares owned by the Molina Siblings Trust, of which Mr. Molina is the trustee with sole voting and investment power and J. Mario Molina, M.D., M. Martha Bernadett, M.D., Josephine M. Molina, Janet M. Watt, and Mr. Molina are the beneficiaries;

•	50,394 shares owned by the M/T Molina Children’s Education Trust, of which Mr. Molina is the trustee with sole voting and investment power and J. Mario Molina’s children are the beneficiaries;

•	38,806 shares owned by the John C. Molina Remainder Trust I, of which Mr. Molina is the trustee and beneficiary;

•	16,489 shares owned by the JCM GRAT 607/5, and 13,808 shares owned by the JCM GRAT 607/2, of which trusts Mr. Molina is a beneficiary; and

•	18,000 options.

(4)	Consists of: 60,649 shares and 68,500 options.

(5)	Consists of: 44,675 shares and 47,500 options.

(6)	Consists of: 28,086 shares and 6,600 options.

(7)	Consists of: 10,250 shares and 10,000 options.

(8)	Consists of: 14,000 shares and 13,000 options.

(9)	Consists of: 5,250 shares and 14,000 options.

(10)	Consists of: 1,000 shares held by the self-directed IRA of Mr. Szabo’s spouse, 18,750 shares held by Mr. Szabo, and 10,000 options.

(11)	Consists of: 1,000 shares held by Mr. Orlando’s 401(k) plan, 15,815 shares held in Mr. Orlando’s joint account with his spouse, and 10,000 options.

(12)	Consists of:

•	1,000 shares held by Mr. Dentino;

•	2,661,651 shares owned by the Mary R. Molina Living Trust, of which Mr. Dentino and Curtis Pedersen are co-trustees with shared voting and investment power, Mrs. Molina is the income beneficiary, and J. Mario Molina, M.D., John C. Molina, M. Martha Bernadett, M.D., Janet M.Watt, and Josephine M. Molina are the remainder beneficiaries;

•	2,926,907 shares owned by the Molina Marital Trust, of which Mr. Dentino and Mr. Pedersen are co-trustees with shared voting and investment power, Mary R. Molina is the income beneficiary, and J. Mario Molina, M.D., John C. Molina, M. Martha Bernadett, M.D., Janet M. Watt, and Josephine M. Molina are the remainder beneficiaries;

•	3,248,413 shares owned by various Molina family trusts with respect to which Mr. Dentino is a co-trustee with shared voting and investment power.

Mr. Dentino is counsel to Mrs. Mary R. Molina and has provided legal services to various Molina family members and entities in which they have interests. His address is 3300 Douglas Blvd., Suite 430, Roseville, California 95661.

(13)	Consists of:

•	3,200 shares owned by Mr. Pedersen and Rosi A. Pedersen as community property, as to which Mr. Pedersen has shared voting and investment power;

•	2,330,417 shares owned by the Mary R. Molina Living Trust, of which Mr. Pedersen and Mr. Dentino are co-trustees with shared voting and investment power, Mrs. Molina is the income beneficiary and J. Mario Molina, M.D., John C. Molina, M. Martha Bernadett, M.D., Janet M. Watt, and Josephine M. Molina are the remainder beneficiaries;

•	2,926,907 shares owned by the Molina Marital Trust, of which Mr. Pedersen and Mr. Dentino are co-trustees with shared voting and investment power, Mary R. Molina is the income beneficiary and J. Mario Molina, M.D., John C. Molina, M. Martha Bernadett, M.D., Janet M. Watt and Josephine M. Molina are the remainder beneficiaries; and

•	3,454,121 shares owned by various grantor revocable trusts with respect to which Mr. Pedersen is co-trustee with shared voting and investment power, Mary R. Molina is the current beneficiary, and trusts for each of J. Mario Molina, M.D., John C. Molina, M. Martha Bernadett, M.D., Janet M. Watt, and Josephine M. Molina are the remainder beneficiaries.

Mr. Pedersen is the uncle of J. Mario Molina, M.D., John C. Molina, J.D. and M. Martha Bernadett, M.D. The address of Mr. Pedersen is 6218 East 6th Street, Long Beach, California 90803.

(14)	Mr. Dentino and Curtis Pedersen are co-trustees with shared voting and investment power, Mary R. Molina is the income beneficiary, and J. Mario Molina, M.D., John C. Molina, M. Martha Bernadett, M.D., Janet M. Watt, and Josephine M. Molina are the remainder beneficiaries. The address of this stockholder is 3300 Douglas Blvd., Suite 430, Roseville, California 95601.

(15)	John C. Molina is the trustee with sole voting and investment power and J. Mario Molina, M.D., John C. Molina, M. Martha Bernadett, M.D., Josephine M. Molina, and Janet M. Watt are the beneficiaries.

(16)	Based on the Schedule 13G filed by such stockholder. Such stockholder’s address is 82 Devonshire Street, Boston, MA 02109.

(17)	Based on the Schedule 13G filed by such stockholder. Such stockholder’s address is 800 Third Avenue, New York, New York 10022.

(18)	Based on the Schedule 13G filed by such stockholder. Such stockholder’s address is 26, rue Drouot, 75009 Paris, France.

Submission of Future Stockholder Proposals

Under SEC rules, a stockholder who intends to present a proposal at the next annual meeting of stockholders and who wishes the proposal to be included in the proxy statement for that meeting must submit the proposal in writing to the Corporate Secretary of Molina Healthcare at 2277 Fair Oaks Boulevard, Suite 440, Sacramento, California 95825. The proposal must be received no later than November 21, 2009.

Stockholders who do not wish to follow the SEC rules in proposing a matter for action at the next annual meeting must notify Molina Healthcare in writing of the information required by the provisions of Molina Healthcare’s bylaws dealing with stockholder proposals. The notice must be delivered to Molina Healthcare’s Corporate Secretary between December 29, 2009 and January 28, 2010. You can obtain a copy of Molina Healthcare’s bylaws by writing to the Corporate Secretary at the address stated above.

Cost of Annual Meeting and Proxy Solicitation

Molina Healthcare pays the cost of the annual meeting and the cost of soliciting proxies. In addition to soliciting proxies by mail, Molina Healthcare may solicit proxies by telephone and similar means. No director, officer, or employee of Molina Healthcare will be specially compensated for these activities. Molina Healthcare also intends to request that brokers, banks, and other nominees solicit proxies from their principals and will pay the brokers, banks, and other nominees certain expenses they incur for such activities.

Section 16(a) Beneficial Ownership Reporting Compliance.

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC, and to furnish us with copies of the forms. Purchases and sales of our equity securities by such persons are published on our website at www.molinahealthcare.com. Based on our review of the copies of such reports, on our involvement in assisting our reporting persons with such filings, and on written representations from our reporting persons, we believe that, during 2008, each of our officers, directors, and greater than ten percent stockholders complied with all such filing requirements on a timely basis, with the single exception of one Form 4 for our chief information officer, Amir Desai, which due to an oversight we filed on August 18, 2008 with respect to a sale of 645 shares on July 28, 2008.

Householding

Under SEC rules, a single set of annual reports and proxy statements may be sent to any household at which two or more stockholders reside if they appear to be members of the same family. Each stockholder continues to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information stockholders receive and reduces mailing and printing expenses. In accordance with a notice sent to certain stockholders who shared a single address, only one annual report and proxy statement will be sent to that address unless any stockholder at that address requested that multiple sets of documents be sent. However, if any stockholder who agreed to householding wishes to receive a separate annual report or proxy statement for 2008 or in the future, he or she may telephone toll-free 1-800-542-1061 or write to ADP, Householding Department, 51 Mercedes Way, Edgewood, NY 11717. Stockholders sharing an address who wish to receive a single set of reports may do so by contacting their banks or brokers, if they are beneficial holders, or by contacting ADP at the address set forth above, if they are record holders.

Other Matters

The board of directors knows of no other matters that will be presented for consideration at the meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Joseph M. Molina, M.D.
Chairman of the Board, Chief Executive Officer, and President

Dated: March 24, 2009

ANNUAL MEETING OF STOCKHOLDERS OF
MOLINA HEALTHCARE, INC.
April 28, 2009
NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, proxy statement and proxy card
are available at http://phx.corporate-ir.net/staging/phoenix.zhtml?c=137837&p=irol-reportsOther
Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.
â  Please detach along perforated line and mail in the envelope provided.  â

20200000000000000000 6	042809

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSALS BELOW. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. The election of two (2) Class I Directors of the Company.
In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). This proxy may be revoked by the undersigned stockholder(s) prior to its exercise.

NOMINEES:
☐	FOR ALL NOMINEES	m	Frank E. Murray
		m	John P. Szabo, Jr.
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES

☐	FOR ALL EXCEPT (See instructions below)
If no direction is made, this proxy will be voted FOR Proposal 1. Your signature on this proxy is your acknowledgment of receipt of the Notice of Annual Meeting and Proxy Statement, both dated March 24, 2009.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

MOLINA HEALTHCARE, INC.
200 Oceangate, Suite 100
Long Beach, California 90802
This Proxy is Being Solicited on Behalf of the Board of Directors
As an alternative to completing this form, you may enter your vote instruction by telephone at 1-800-PROXIES, or via the Internet at WWW.VOTEPROXY.COM and follow the simple instructions. Use the Company Number and Account Number shown on your proxy card.
     The undersigned stockholder(s) of Molina Healthcare, Inc., a corporation under the laws of the State of Delaware, hereby appoints John C. Molina and Mark L. Andrews as proxies of the undersigned, each with the power to appoint a substitute, and hereby authorizes them, and each of them individually, to represent and to vote, as designated below, all of the shares of Molina Healthcare, Inc., which the undersigned is or may be entitled to vote at the 2009 Annual Meeting of Stockholders to be held at the Molina Healthcare building located at One Golden Shore Drive, Long Beach, California, 90802, at 10:00 a.m. local time, on April 28, 2009, or any adjournment or postponements thereof. The undersigned hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to such shares in connection with the following matters and hereby ratifies and confirms all that the proxies, their substitutes, or any of them, may lawfully do by virtue hereof.

(Continued and to be signed on the reverse side.)
14475

ANNUAL MEETING OF STOCKHOLDERS OF
MOLINA HEALTHCARE, INC.
April 28, 2009
PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card.
TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card.
Vote online/phone until 11:59 PM EST the day before the meeting.
MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.
IN PERSON - You may vote your shares in person by attending the Annual Meeting.

COMPANY NUMBER

ACCOUNT NUMBER

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at http://phx.corporate-ir.net/staging/phoenix.zhtml?c=137837&p=irol-reportsOther
â  Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.   â

20200000000000000000 6	042809

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSALS BELOW. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. The election of two (2) Class I Directors of the Company.
In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). This proxy may be revoked by the undersigned stockholder(s) prior to its exercise.

NOMINEES:
☐	FOR ALL NOMINEES	m	Frank E. Murray
		m	John P. Szabo, Jr.

If no direction is made, this proxy will be voted FOR Proposal 1. Your signature on this proxy is your acknowledgment of receipt of the Notice of Annual Meeting and Proxy Statement, both dated March 24, 2009.

☐	WITHHOLD AUTHORITY FOR ALL NOMINEES

☐	FOR ALL EXCEPT (See instructions below)

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.